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Exhibit 21.1

SUBSIDIARIES OF KENEXA CORPORATION

Subsidiary of Kenexa Corporation

  1.
  Kenexa Technology, Inc. (a Pennsylvania corporation)

Subsidiaries of Kenexa Technology, Inc.

  1.
  Kenexa Limited (an English private limited liability company)

  2.
  Kenexa Technologies Private Limited (an Indian private limited company)

  3.
  Devon Royce, Inc. (a Pennsylvania corporation)

  4.
  Kenexa Care, Inc. (a Pennsylvania corporation)

  5.
  Nextworx, Inc. (a Pennsylvania corporation)

  6.
  Kenexa Technology Canada Inc. (a corporation formed under the laws of the Province of British Columbia)

  7.
  Webhire, Inc. (a Delaware corporation)

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SUBSIDIARIES OF KENEXA CORPORATION